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                                                               Exhibit (d)(8)(a)


                       AMENDMENT TO SUB-ADVISORY AGREEMENT

This Amendment is effective as of August 22, 2003. The Sub-Advisory Agreement between Ohio National Investments, Inc. and RS Investment Management Co., L.P. dated February 26, 1999, is amended in the following particulars:

     1. The name of the Fund described in the Agreement as the Growth & Income Portfolio has been changed to the Mid Cap Opportunity Portfolio.

     2. The name of the Fund described in the Agreement as the Small Cap Growth Portfolio has been changed to the Capital Growth Portfolio.

     3, All references in the Agreement to the Small Cap Growth Portfolio (now named the Capital Growth Portfolio) are hereby deleted and such Fund is no longer subject to the Agreement.

In witness whereof, this Amendment has been executed by the parties hereto and shall take effect as of the day and year first written above.


                                        OHIO NATIONAL INVESTMENTS, INC.


                                        By:  s/ Christopher A. Carlson
                                             -----------------------------------
                                                Christopher A. Carlson
                                                President


                                        RS INVESTMENT MANAGEMENT CO., L.P.


                                        By:  s/ John L. Wallace
                                             -----------------------------------
                                                John L. Wallace
                                                Portfolio Manager


Accepted and Agreed:
OHIO NATIONAL FUND, INC.


By:  s/ John J. Palmer
     ----------------------------
        John J. Palmer
        President



Amd-SubAdv-ONI&RSInvestment